PDL BioPharma, Inc.
Q3-2010
November 10, 2010

The following document was compiled from public documents for your convenience.  This document, together with the Form 10-Q filed yesterday and press release issued today, provides information regarding PDL related to its third quarter 2010 financial and business results.

Licensed Product Development and Regulatory Updates

•
ACTEMRA®: On October 19, 2010, Roche submitted a supplemental Biologics License Application (sBLA) to the FDA and European Medicines Agency (EMA) to extend the license indication of ACTEMRA (RoACTEMRA in Europe) for the treatment of systemic Juvenile Idiopathic Arthritis (sJIA). In addition, on November 7, 2010, Genentech announced positive updated data from a phase 3 study showing that 85% (64/75) children with sJIA receiving ACTEMRA experienced a 30% improvement in the signs and symptoms and an absence of fever after three months of therapy for sJIA compared with 24% (18/37) of children receiving placebo.

•
AVASTIN®: On October 18, 2010, the National Comprehensive Cancer Network reaffirmed its existing recommendation for the use of Avastin (bevacizumab) in metastatic breast cancer. In addition, in mid-September, the FDA extended the review period for Genentech’s sBLA for Avastin in previously untreated advanced HER2-negative breast cancer until December 17, 2010.

•
AVASTIN: On October 18, 2010, Roche announced that Avastin did not meet its primary endpoint in a study using Avastin plus chemotherapy in the adjuvant treatment of early-stage colon cancer. Avastin is already approved for the treatment of metastatic colon cancer.

•
HERCEPTIN®: On October 20, 2010, Roche announced that the FDA approved Herceptin (trastuzumab) in combination with chemotherapy for HER2-positive metastatic cancer of the stomach or gastroesophageal junction, for patients who have not received prior treatment.  The European Commission approved Herceptin for this indication in January 2010.

•
TEPLIZUMAB: On October 20, 2010, Eli Lilly announced that teplizumab, a biologic under development for the treatment of individuals with recent-onset type 1 diabetes, did not meet its primary efficacy endpoint in a Phase 3 clinical trial.  Enrollment in two other ongoing clinical trials using teplizumab to treat type 1 diabetes was suspended.

•
OCRELIZUMAB: On October 15, 2010, Genentech and Biogen announced positive results from a Phase 2 study of ocrelizumab in patients with relapsing-remitting multiple sclerosis, showing that ocrelizumab demonstrated a significant reduction in disease activity as measured by brain lesions and relapse rate.

•
LINTUZUMAB:  On September 13, 2010, Seattle Genetics announced that its Phase 2b trial of lintuzumab in older patients with acute myeloid leukemia did not meet its primary endpoint of extending overall survival, and the company plans to discontinue development of this program.

•
TRASTUZUMAB-DM1 (T-DM1): On August 25, 2010, the FDA issued a Refuse to File letter for accelerated approval of Genentech’s T-DM1 BLA. Genentech plans to continue its ongoing Phase 3 registrational trial for this compound and plans to submit a new BLA in mid-2012. On October 13, Roche announced preliminary, six month results from a Phase 3 trial in second line HER2+ breast cancer patients which showed that 48 percent of women treated with T-DM1 had their tumors shrink compared with 41 percent of those taking the combination of Herceptin and Taxotere.  Among the women taking the standard therapy, 75 percent had side effects of grade 3 or higher on a 5-point scale, compared with 37 percent of those getting T-DM1.

PDL BioPharma, Inc.
Q3-2010
November 10, 2010

Non-GAAP Earnings per Share

An important part of PDL’s strategy is the improvement of its capital structure and reducing the dilution associated with its convertible notes.  To this end, in the third quarter of 2010, we exchanged an aggregate $61.6 million face value of our 2.75% convertible subordinated notes due in August 2023 (the 2023 Notes) for 11.1 million shares of common stock. Holders received an additional three shares of common stock per $1,000 principal or a conversion rate of 180.1594 shares per $1,000 face amount.  Following this transaction, we issued a redemption notice for the remaining $54.3 million principal.  As a result, $50.1 million of the outstanding principal was converted to 8.9 million shares of common stock and $4.2 million was redeemed for cash. These transactions resulted in a charge to non-operating expense of $2.4 million net of tax.  The effect of these transactions was to reduce net income per diluted share from $0.25 to $0.24. It is important to note that as a result of the above transactions, all 2023 Notes have been retired.

During the third quarter of 2009, we repurchased at market prices $17 million face value of our 2.00% convertible senior notes due in February 2012 (the 2012 Notes) at approximately a three percent discount to face value for total consideration of $16.5 million in cash plus accrued but unpaid interest. This transaction resulted in a gain of $0.2 million net of tax. The effect of this transaction was to increase net income per diluted share from $0.28 to $0.29.

The result of the repurchase transactions reduced the number shares used to compute net income per diluted share on an as-converted basis by 15.6 million shares and 8.1 million shares in 2010 and 2009, respectively.

PDL BioPharma, Inc.
Q3-2010
November 10, 2010

Excluding these transactions, non-GAAP earnings per share was:
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands except per share amounts)	2010	2009	2010	2009

Net income	$40,189	$46,406	$116,334	$161,100
Add back loss (gain) on retirement or conversion of convertible notes	2,354	(323)	18,681	(1,518)
Deduct income tax expense (benefit) on retirement or conversion of convertible notes	-	113	(1,590)	531
Non-GAAP net income	42,543	46,196	133,425	160,113

Add back interest expense for convertible notes, net of estimated taxes	987	1,681	3,982	5,444
Non-GAAP net income used to compute non-GAAP net income per diluted share	$43,530	$47,877	$137,407	$165,557

Non-GAAP net income per diluted share	$0.25	$0.28	$0.77	$0.96

Shares used to compute net income per diluted share	172,217	168,576	178,448	172,248
Delete shares issued to induce note conversion to common stock (1)	(104)	-	(35)	-
Shares used to compute non-GAAP net income per diluted share	172,113	168,576	178,413	172,248

(1) The shares used to compute non-GAAP net income per diluted share amounts are the same as the shares used to calculate GAAP net income per diluted share amounts, except the shares for the three and nine months ended September 30, 2010 exclude the weighted average effect of the shares issued as an incentive to induce conversion of the 2023 Notes in August 2010.

Special Dividend Payment

On October 1, 2010, PDL paid the second of two special dividends for 2010, totaling $69.8 million, to all stockholders of record on September 15, 2010.

2012 Convertible Senior Notes Exchange

As previously announced, PDL completed an exchange of $92.0 million in aggregate principal of the 2012 Notes in separate, privately negotiated transactions with the note holders. Pursuant to the exchange transactions, the note holders received $92.0 million in aggregate principal of new 2.875% Convertible Senior Notes due February 15, 2015 (the 2015 Notes). As part of the transaction, the Company also placed an additional $88.0 million in aggregate principal of the 2015 Notes. Following the exchange transactions, $136.0 million of the 2012 Notes remain outstanding. The conversion rate for the 2015 Notes is 140.571 shares of common stock per $1,000 principal amount of the 2015 Notes or $7.11 per share of common stock.

PDL BioPharma, Inc.
Q3-2010
November 10, 2010

The following summarizes the Company’s debt outstanding at December 31, 2009 and at November 1, 2010.

	Debt Outstanding (In millions)
	11/1/2010	12/31/2009
2.75% Convertible Debt
Put Option - August 2010	$-	$200
2.00% Convertible Debt
Maturity - February 2012	136	228
10.25% Securitization Note
Expected Maturity - September 2012	225	300
2.875% Convertible Debt
Maturity - February 2015	180	-
Total Debt	$541	$728

Genentech Update

 In August, PDL received a letter from Genentech, which was sent at the behest of Roche and Novartis, asserting that Avastin®, Herceptin®, Lucentis® and Xolair® do not infringe the supplementary protection certificates (SPCs) granted to PDL by various countries in Europe and asking for PDL’s views on the matter.  The letter does not describe what actions, if any, Genentech intends to take with respect to its assertions.  As background, our SPCs were applied for, and granted by, the relevant national patent offices in Europe and, by their terms, specifically cover the Genentech products by their generic name.

The letter from Genentech refers only to those products that are both made and sold outside the U.S.  It does not suggest that the Genentech products do not infringe PDL’s U.S. patents which cover products made in the U.S. and sold anywhere in the world.    At the end of August, following the receipt of the letter, PDL received its regular quarterly payment from Genentech and it included royalties generated on all worldwide sales of the Genentech products.  The next royalty payment is due at the end of November.

It is important to note that management believes that the SPCs are enforceable against the Genentech products, that Genentech’s letter violates the terms of the 2003 settlement agreement and that Genentech owes us royalties on sales of their products on a worldwide basis.  As such, we intend to vigorously assert our SPC-based patent rights and in August PDL responded to Genentech, stating that it believes that its assertions are without merit and that it disagrees fundamentally with its assertions of non-infringement.  There have been discussions between the companies regarding this matter.  If we cannot reach a mutually agreeable resolution, we will vigorously enforce our rights, including the rights under the agreements with Genentech and also against Roche and Novartis.  To this end, we filed a complaint in Nevada, naming Genentech, Roche and Novartis as defendants.

PDL and Genentech entered into a definitive agreement in 2003 to resolve all intellectual property disputes between the two companies. The agreement limits Genentech’s ability to challenge infringement of our patent rights and waives Genentech’s right to challenge the validity of our patent rights. Specific breaches of this settlement agreement, which were filed in Nevada court by PDL in August, require Genentech to pay us liquidated and other damages of up to $1 billion. This amount is calculated based on a retroactive royalty rate of 3.75% on past sales of the Genentech products that were made in the U.S. and sold anywhere in the world, as well as interest, among other items. In addition, breaches of the 2003 settlement agreement would entitle us to either terminate our license agreements with Genentech or be paid a flat royalty of 3.75% on future sales of Genentech products made in the U.S. and sold anywhere in the world regardless of sales volume.

PDL BioPharma, Inc.
Q3-2010
November 10, 2010

Today our license agreement states that we receive a tiered royalty rate for sales of product made in the U.S. and sold anywhere in the world.  The royalty rate starts at 3% and decreases to 1% on annual, aggregate sales of $4 billion or more.   We receive a flat 3% royalty rate on sales of product that is manufactured and sold outside of the U.S.

Specifically in our Nevada complaint, we alleged that the communication received from Genentech in August constitutes a breach of Genentech’s obligations under the 2003 settlement agreement.  We alleged that Roche and Novartis knowingly interfered with PDL’s contractual relationship with Genentech in conscious disregard of PDL’s rights.  We are seeking a declaratory judgment from the court that Genentech is obligated to pay royalties to PDL on international sales of its products.  In addition, we are seeking compensatory damages, including liquidated damages and other monetary remedies set forth in the 2003 settlement agreement, and punitive damages as well as legal fees.

In early November, Genentech and Roche filed a motion to dismiss our complaint for failure to state a claim on which relief can be granted, as they contend that all of our claims for relief relating to the 2003 settlement agreement should be dismissed because that agreement applies only to PDL’s U.S. patents.  In addition, they have filed a motion to dismiss our complaint on the ground that Nevada lacks personal jurisdiction over Roche.  We disagree with these motions and we intend to oppose them.  Novartis is expected to provide its response to our complaint in December 2010.

Overall, we would like to resolve this dispute in a manner mutually agreeable to all parties.  Litigation can be costly, time consuming and is not without risk.   For additional information on this matter, including a redacted version of the 2003 settlement agreement, please see our Form 10-Q filed on November 9, 2010.  The 2003 settlement agreement was filed yesterday with our Form 10-Q as Exhibit 10.1.

Forward-looking Statements

This document contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;

•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•	Changes in any of the other assumptions on which PDL's projected royalty revenues are based;

PDL BioPharma, Inc.
Q3-2010
November 10, 2010

•	The outcome of pending litigation or disputes;

•	The change in foreign currency exchange rate; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this document are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com.  PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future.  All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.